Exhibit 15.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Jinxuan Coking Coal Limited on Form 20-F FILE NO. 333-222784 of our report dated April 29, 2020, with respect to our audits of the consolidated financial statements of Jinxuan Coking Coal Limited as of December 31, 2019 and for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 20-F of Jinxuan Coking Coal Limited for the year ended December 31, 2020.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, United States

April 29, 2021

www.marcumbp.com